Exhibit 99.1

P R E S S R E L E A S E
Contact: Investor Relations 804.289.9709	BRINK’S CORPORATE The Brink’s Company 1801 Bayberry Court Richmond, VA 23226-8100 USA

Brink’s Announces Dividend Increase of 10%

RICHMOND, Va., May 4, 2023 – The Brink’s Company (NYSE:BCO), the global leader in total cash management, route-based secure logistics and payment solutions, today announces that its Board of Directors has declared a 10% increase in the regular quarterly dividend on its common stock, from 20 cents per share to 22 cents per share. The dividend is payable on June 1, 2023, to shareholders of record on May 15, 2023.
Mark Eubanks, president and CEO, said: “In recognition of our strong 2022 performance, stable financial position, and business outlook, the board has voted to increase our dividend for the first time since 2021. As a part of our broader capital allocation framework, this dividend increase, and our share repurchase program, reflect our commitment to drive long-term shareholder value by returning excess cash to our shareholders.”

About The Brink’s Company
The Brink’s Company (NYSE:BCO), a leading global provider of cash and valuables management, digital retail solutions, and ATM managed services. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 52 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

# # #